Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.
The following symbol is included in this exhibit to indicate where information has been omitted: [***]

OMNIBUS AMENDMENT

This OMNIBUS AMENDMENT (this “Amendment”) is entered into as of March 9, 2023, by and among BECTON, DICKINSON AND COMPANY, a New Jersey corporation, as issuer (the “Issuer”), and each of [***] (“[***]”) and [***], each as a dealer (each, a “Dealer”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the applicable Dealer Agreement (as defined below).

PRELIMINARY STATEMENTS

A.       The Issuer desires to establish a programme for the issuance of multi-currency commercial paper under Regulation S of the U.S. Securities Act of 1933, as amended.

B.        The Issuer desires to increase the maximum aggregate principal amount of  Notes it may issue pursuant to the Dealer Agreements from U.S.$1,500,000,000 to U.S.$2,750,000,000 (the “Upsize”).

C.        The Issuer and each Dealer are parties to, as applicable, the [***] Dealer Agreement  and the [***] Dealer Agreement described on and as defined in Annex A (collectively, the “Dealer Agreements”).

D.        The Issuer and each Dealer desire to amend their respective Dealer Agreement on the terms and conditions set forth herein in order to make certain changes to the terms thereof.

E.       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

SECTION 1.      Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section 2 below:

(a)      Amendments to each Dealer Agreement.  The Issuer and each Dealer agree that each Dealer Agreement is hereby amended by deleting the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and adding the inserted text (indicated in the same manner as the following example: inserted text) as set forth on Annex B attached hereto.

(b)       Amendments to the [***] Dealer Agreement.  Each of the Issuer and [***] agrees that the [***] Dealer Agreement is hereby amended in the following manner:

(i)             Each reference in the [***] Dealer Agreement to “[***]” is hereby deleted and replaced with “[***]”

(ii)          The address for [***] that is listed on the Addendum to the [***] Dealer Agreement is hereby removed deleted in its entirety and replaced with the following address:

 [***]

SECTION 2.    Conditions Precedent.  This Amendment shall become effective on the date on which (i) each party hereto shall have received executed counterpart signature pages to this Amendment from each other party hereto and (ii) the Dealers shall have received legal opinions from internal and external counsel of the Issuer as to the due authorization, validity and enforceability of this Amendment in form and substance reasonably satisfactory to each Dealer.

SECTION 3.    Upsize.  In connection with the Upsize occurring on the date hereof, the Issuer has delivered to each Dealer, and each Dealer acknowledges having received, each of the following items:

(a)        a certificate from a duly authorized officer of the Issuer certifying (i) the Issuer’s organizational documents, (ii) the resolutions of the Board of Directors of the Issuer authorizing the Upsize and (iii) the names, titles and specimen signatures of the persons authorized to sign on behalf of the Issuer all documents relating to the Dealer Agreements, including the Upsize;

(b)      legal opinions addressed to each Dealer from internal and external counsel of the Issuer as to the due authorization, validity and enforceability of the Notes issued pursuant to the Issuing and Paying Agency Agreement in form and substance reasonably satisfactory to each Dealer;

(c)      evidence from each nationally recognized statistical rating organization providing a rating of the Notes that such rating has been confirmed after giving effect to the Upsize; and

(d)        an updated Private Placement Memorandum reflecting the Upsize.

SECTION 4.      Ratification.  Each Dealer Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

SECTION 5.    Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail (in .pdf or .tif format) shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6.     GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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SECTION 7.     Jurisdiction; Waiver of Jury Trial.  The terms of Section 7.3 of the Dealer Agreements shall apply fully to this Amendment and are hereby incorporated by reference herein.

SECTION 8.      Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 9.    Entire Agreement.  This Amendment and each Dealer Agreement as further amended hereby constitute the entire agreement and understanding between the parties to such Dealer Agreement and supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 10.  Severability.  In case any provision of this Amendment is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Any provision in this Amendment that is invalid, illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, prohibition or unenforceability without invalidating any remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

BECTON, DICKINSON AND COMPANY

By:	/s/ Gregory Rodetis
Name:	Gregory Rodetis
Title:	Senior Vice President & Treasurer

Omnibus Amendment

[***]

By:
Name:
Title:

[***]

By:
Name:
Title:

Omnibus Amendment

Annex A

List of Commercial Paper Dealer Agreements

Commercial Paper Dealer Agreements

1.	Commercial Paper Dealer Agreement, dated as of January 5, 2015 (the “[***] Dealer Agreement”), by and between Becton, Dickinson and Company and [***] (formerly known as [***].).

2.	Commercial Paper Dealer Agreement, dated as of January 16, 2015 (the “[***] Dealer Agreement”), by and between Becton, Dickinson and Company and [***].

Annex B

Amendments to Dealer Agreements

[see attached]

Conformed Copy of Form of Dealer Agreement through
Omnibus Amendment, dated as of March 9, 2023
Commercial Paper Dealer Agreement
4(a)(2) Program

Between:

Becton, Dickinson and Company, as Issuer

and

[DEALER], as Dealer

Concerning Notes to be issued pursuant to the Commercial Paper Issuing and Paying Agent Agreement, dated as of dated as of January 5, 2015, between the Issuer and Citibank, N.A., as Issuing and Paying Agent.

Dated as of [DATE]

This agreement (the “Agreement”) sets forth the understandings between the Issuer and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes in substantially the form attached hereto as Exhibit D (each, a “Note” and collectively, the “Notes”) through the Dealer.

Certain terms used in this Agreement are defined in Section 6 hereof.

The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.

1.	Offers, Sales and Resales of Notes.
1.1
While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2
So long as this Agreement shall remain in effect, and in addition to the limitations contained in Section ~~1.7~~1.8 hereof, the Issuer shall not, without the consent of the Dealer, offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer hereby undertakes to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith.  In no event shall the Issuer offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

1.3
The Notes shall be in a minimum denomination of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 397 days from the date of issuance and may have such terms as are specified in Exhibit C hereto, the Private Placement Memorandum, a pricing supplement or as otherwise agreed upon by the applicable purchaser and the Issuer.  The Notes shall not contain any provision for extension, renewal or automatic “rollover.”

1.4	The Issuer may from time to time increase the Maximum Amount by:

(a)
giving at least 10 days' notice by letter substantially in the form set out in Exhibit E (the “Notification Letter for an Increase in the Maximum Amount”) to the Dealer and to the Issuing and Paying Agent; and

(b)	delivering to the Dealer the documents referred to in the Notification Letter for an Increase in the Maximum Amount, in each case in form and substance reasonably acceptable to the Dealer.

~~1.4~~1.5
The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by one or more master notes (each, a “Master Note”) registered in the name of The Depository Trust Company (“DTC”) or its nominee, in substantially the form or forms annexed hereto as Exhibit D.

~~1.5~~1.6
If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer’s services hereunder pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer.  Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure in the case of a book-entry Note.  If such failure occurred for any reason other than default by the Dealer, the Issuer shall reimburse the Dealer on an equitable basis for the Dealer’s loss of the use of such funds for the period such funds were credited to the Issuer’s account.

~~1.6~~1.7	The Dealer and the Issuer hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:

(a)
Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers or Institutional Accredited Investors and (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor.

(b)	Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

(c)
No general solicitation or general advertising shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the Dealer (which shall not be unreasonably withheld or delayed), the Issuer shall not issue any press release or place or publish any “tombstone” or other advertisement relating to the Notes.

(d)
No sale of Notes to any one purchaser shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount.  If the purchaser is a non-bank fiduciary acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

(e)
Offers and sales of the Notes by the Issuer through the Dealer acting as agent for the Issuer shall be subject to the restrictions described in the legend appearing on Exhibit A hereto.  A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master Note representing book-entry Notes offered and sold pursuant to this Agreement.

(f)
To insure that potential purchasers of Notes have received the then-current Private Placement Memorandum prior to purchasing Notes, the Dealer shall furnish or shall have furnished to each purchaser of Notes for which it has acted as the Dealer a copy of the then-current Private Placement Memorandum unless such purchaser has previously received a copy of the Private Placement Memorandum as then in effect.  The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive information from, the Issuer and the Dealer and shall provide the names, addresses and telephone numbers of the persons from whom information regarding the Issuer may be obtained.

(g)
The Issuer agrees, for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time the Issuer shall not be subject to Section 13 or 15(d) of the Exchange Act, the Issuer will furnish, upon request and at its expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

(h)
In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall immediately notify the Dealer (by telephone, confirmed in writing) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

(i)
The Issuer represents that it is currently issuing, and expects to continue to issue, commercial paper in the United States market in reliance upon, and in compliance with, the exemption provided by Section 3(a)(3) of the Securities Act.  In that connection, the Issuer agrees that (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.

~~1.7~~1.8	The Issuer hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:

(a)
The Issuer hereby confirms to the Dealer that (except as permitted by Section ~~1.6~~1.7(i)) within the preceding six months neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer has offered or sold any Notes, or any substantially similar security of the Issuer (including, without limitation, medium-term notes issued by the Issuer), to, or solicited offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof.  The Issuer also agrees that (except as permitted by Section ~~1.6~~1.7(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof, it being understood that such agreement is made with a view to bringing the offer and sale of the Notes within the exemption provided by Section 4(a)(2) of the Securities Act and shall survive any termination of this Agreement.  The Issuer hereby represents and warrants that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer or some other party or parties.

(b)
The Issuer represents and agrees that, except as the Dealer is otherwise notified by the Issuer,  the proceeds of the sale of the Notes are not currently contemplated to be used for the purpose of buying, carrying or trading securities within the meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System.  In the event that the Issuer determines to use such proceeds for the purpose of buying, carrying or trading securities, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least five business days’ prior written notice to that effect.  The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes.  Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.

2.	Representations and Warranties of Issuer.
The Issuer represents and warrants that:

2.1
The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

2.2
This Agreement and the Issuing and Paying Agency Agreement have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.3
The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4
The offer and sale of the Notes in the manner contemplated hereby do not require registration of the Notes under the Securities Act, pursuant to the exemption from registration contained in Section 4(a)(2) thereof, and no indenture in respect of the Notes is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.5	The Notes will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer.

2.6
No consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with the execution, delivery or performance of, this Agreement, the Notes or the Issuing and Paying Agency Agreement, except as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

2.7
Neither the execution and delivery of this Agreement and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer, or (ii) violate or result in a breach or a default under any of the terms of the Issuer’s charter documents or by-laws, any contract or instrument to which the Issuer is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer is subject or by which it or its property is bound, which breach or default is reasonably likely to result in a Material Adverse Effect.

2.8
Except as otherwise disclosed in any filings made by the Issuer with the SEC, there is no litigation or governmental proceeding pending, or to the knowledge of the Issuer threatened, against or affecting the Issuer or any of its subsidiaries which is reasonably likely to result in a Material Adverse Effect.

2.9	The Issuer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.10
Neither the Private Placement Memorandum nor the Company Information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.11
Neither the Issuer nor any of its Subsidiaries nor any of its respective directors, officers or, to the knowledge of the Issuer, employees, agents, advisors or Affiliates is the subject of any sanctions or economic embargoes administered or enforced by the United States, the United Kingdom, the United Nations, the European Union, the respective institutions or agencies of any of the foregoing, or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Law”).

2.12
Neither the Issuer nor any of its Subsidiaries nor any of its respective directors, officers or employees or, to the knowledge of the Issuer, agents, advisors or Affiliates acting for or on behalf of the Issuer has engaged in any activity or conduct which would constitute a material violation of (x) any Sanctions Laws, (y) the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations or orders (collectively, “Anti-Corruption Laws”) or (z) the USA PATRIOT Act or any other applicable terrorism or money laundering laws, rules, regulations or orders (collectively, “Anti-Money Laundering Laws”).

2.13
Each of the Issuer and its Subsidiaries and Affiliates have instituted and maintained policies, procedures and a system of internal controls designed to promote and achieve compliance with all Sanctions Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws.

2.14
No part of the proceeds of the Notes will be used, directly or indirectly, (x) for the purpose of financing any activities or business of or with any Person that at such time is the subject of any Sanctions, with or in any country or territory to the extent that such country or territory is the subject of any Sanctions, or in any other manner that reasonably would be expected to result in the Issuer or any Dealer being in breach of any Sanctions Laws, (y) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law, or (z) in any way that would violate the USA PATRIOT Act or any Anti-Money Laundering Laws.

2.15
Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by the Issuer to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the representations and warranties given by the Issuer set forth in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum, there has been no Material Adverse Effect, which, if not publicly available, has not been disclosed to the Dealer in writing.

3.	Covenants and Agreements of Issuer.
The Issuer covenants and agrees that:

3.1
The Issuer will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or waiver with respect to, the Notes or the Issuing and Paying Agency Agreement, including a complete copy of any such amendment, modification or waiver.

3.2
The Issuer shall, whenever there shall occur any change in the Issuer’s condition (financial or otherwise), operations or business prospects or any development or occurrence in relation to the Issuer that would have a Material Adverse Effect, promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer (by telephone, confirmed in writing) of such change, development or occurrence.

3.3
The Issuer shall from time to time furnish to the Dealer such information as the Dealer may reasonably request, including, without limitation, any press releases or material provided by the Issuer to any national securities exchange or rating agency, regarding (i) the Issuer’s operations and financial condition, (ii) the due authorization and execution of the Notes and (iii) the Issuer’s ability to pay the Notes as they mature; provided, however, that for the avoidance of doubt, the disclosure of such information shall not be reasonably likely to cause the Issuer to be in violation of any applicable law or otherwise violate the terms of any confidentiality agreement.

3.4
The Issuer will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

3.5	The Issuer will not be in default of any of its obligations hereunder, under the Notes or under the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.

3.6
The Issuer shall not issue Notes hereunder until the Dealer shall have received (a) an opinion of counsel to the Issuer, addressed to the Dealer, satisfactory in form and substance to the Dealer, (b) a copy of the executed Issuing and Paying Agency Agreement as then in effect, (c) a copy of resolutions adopted by the Board of Directors of the Issuer, satisfactory in form and substance to the Dealer and certified by the Secretary or similar officer of the Issuer, authorizing execution and delivery by the Issuer of this Agreement, the Issuing and Paying Agency Agreement and the Notes and consummation by the Issuer of the transactions contemplated hereby and thereby, (d) prior to the issuance of any book-entry Notes represented by a master note registered in the name of DTC or its nominee, a copy of the executed Letter of Representations among the Issuer, the Issuing and Paying Agent and DTC and of the executed master note, (e) prior to the issuance of any Notes in physical form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agency Agreement) and (f) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.7
The Issuer will ensure that on the issuance date of any Notes, the aggregate U.S. Dollar principal amount of all Notes then outstanding (whether sold through the Dealer or other dealers referred to in Section 1.2 hereof) and all ECP Notes then outstanding shall not exceed the Maximum Amount.  For the purposes of calculating the principal amount outstanding, (i) the nominal amount of any Index-Linked Note (including any ECP Index-Linked Notes) shall be deemed to be its principal amount for this purpose and (ii) in relation to any ECP Note denominated or to be denominated in a currency other than U.S. Dollars on any day, its principal amount shall be taken as the amount in U.S. Dollars which would be required to purchase the principal amount of such ECP Note as expressed in such other currency, which shall be determined at the spot rate of exchange for the purchase of such other currency with U.S. Dollars quoted by the Issuing and Paying Agent at or about 11.00 a.m., New York City time, on such day.

4.	Disclosure.
4.1
The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer.  The Private Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer concerning the offering of Notes and to obtain relevant additional information which the Issuer possesses or can acquire without unreasonable effort or expense.

4.2	The Issuer agrees to promptly furnish the Dealer the Company Information as it becomes available.

4.3
(a)  The Issuer further agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer that would cause the Company Information then in existence to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(b)  In the event that the Issuer gives the Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer agrees promptly to supplement or amend the Private Placement Memorandum so that the Private Placement Memorandum, as amended or supplemented, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Issuer shall make such supplement or amendment available to the Dealer.

(c) In the event that (i) the Issuer gives the Dealer notice pursuant to Section 4.3(a), (ii) the Dealer does not notify the Issuer that it is then holding Notes in inventory and (iii) the Issuer chooses not to promptly amend or supplement the Private Placement Memorandum in the manner described in clause (b) above, then all solicitations and sales of Notes shall be suspended until such time as the Issuer has so amended or supplemented the Private Placement Memorandum, and made such amendment or supplement available to the Dealer.

(d) Without limiting the generality of Section 4.3(a), the Issuer shall review, amend and supplement the Private Placement Memorandum on a periodic basis, but no less than at least once annually, to incorporate current financial information of the Issuer to the extent necessary to ensure that the information provided in the Private Placement Memorandum is accurate and complete.

5.	Indemnification and Contribution.
5.1
The Issuer will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Indemnitees”) against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, fees and disbursements of counsel) or judgments of whatever kind or nature (each a “Claim”), imposed upon, incurred by or asserted against the Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information or any written information provided by the Issuer to the Dealer included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising out of or based upon the breach by the Issuer of any agreement, covenant or representation made in or pursuant to this Agreement.  This indemnification shall not apply to the extent that (a) the Claim arises out of or is based upon Dealer Information or (b) only with respect to clause (ii) of the preceding sentence, to the extent that the Claim arises out of or is based upon an Indemnitee’s gross negligence or willful misconduct.

5.2	Provisions relating to claims made for indemnification under this Section 5 are set forth on Exhibit B to this Agreement.

5.3
In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 5 is held to be unavailable or insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer shall contribute to the aggregate costs incurred by the Dealer in connection with any Claim in the proportion of the respective economic interests of the Issuer and the Dealer; provided, however, that such contribution by the Issuer shall be in an amount such that the aggregate costs incurred by the Dealer do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates.  The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.

6.	Definitions.
6.1
 “Affiliate” ~~means~~shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the voting capital stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such voting capital stock, by contract or otherwise.

6.2	“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

~~6.2~~6.3	“Claim” shall have the meaning set forth in Section 5.1.

~~6.3~~6.4
“Company Information” at any given time shall mean the Private Placement Memorandum and information incorporated by reference therein together with, to the extent applicable, (i) the Issuer’s most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the Issuer with the SEC since the most recent Form 10-K, (ii) the Issuer’s most recent annual audited financial statements and each interim quarterly financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) the Issuer’s and its affiliates’ other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to their respective shareholders, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Issuer for dissemination to investors or potential investors in the Notes.

6.5	“Covered Entity” shall mean any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

6.6	(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

~~6.4~~6.7	“Dealer Information” shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement Memorandum.

6.8	“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

6.9
“ECP Dealer Agreement” shall mean any commercial paper dealer agreement pursuant to which the Issuer (or an affiliate of the Issuer) issues short-term commercial paper notes as part of a euro-commercial paper program in reliance on the exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act.

6.10	“ECP Note” shall mean a commercial paper note issued by the Issuer (or an affiliate of the Issuer) that is purchased or placed, or to be purchased or placed, by a dealer under an ECP Dealer Agreement.

~~6.5~~6.11	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

~~6.6~~6.12	“Indemnitee” shall have the meaning set forth in Section 5.1.

6.13
“Index-Linked Note” shall mean a commercial paper note, the redemption or coupon amount of which is not fixed at the time of issue, but which is to be calculated in accordance with such formula or other arrangement, as is agreed between the Issuer and the Dealer at the time of reaching agreement under Section 1.6 in the case of Notes issued pursuant to the terms of this Agreement.

~~6.7~~6.14
“Institutional Accredited Investor” shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

~~6.8~~6.15
“Issuing and Paying Agency Agreement” shall mean the ~~issuing and paying agency agreement~~Commercial Paper Issuing and Paying Agent Agreement described on the cover page of this Agreement, or any Replacement Issuing and Paying Agency Agreement, as such agreement may be amended ~~or~~, supplemented or otherwise modified from time to time~~, and~~ .

~~6.9~~6.16
“Issuing and Paying Agent” shall mean the party designated as such on the cover page of this Agreement, or any successor thereto or replacement thereof, as issuing and paying agent under the Issuing and Paying ~~Agency Agreement, or any successor thereto in accordance with the Issuing and Paying Agency~~Agent Agreement.

~~6.10~~6.17
“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations or financial condition of the Issuer and its subsidiaries taken as a whole or (ii) the ability of the Issuer to perform its obligations under this Agreement, the Notes and the Issuing and Paying Agency Agreement.

6.18
“Maximum Amount” shall mean the aggregate principal amount of the Notes outstanding at any time when aggregated with the principal amount of ECP Notes then outstanding, which total amount shall not exceed U.S.$2,750,000,000 (or its equivalent in any other currency) unless such amount has been increased by the Issuer in accordance with Section 1.4 hereof.

~~6.11~~6.19
“Non-bank fiduciary or agent” shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.

~~6.12~~6.20
“Person” ~~means~~shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

~~6.13~~6.21
“Private Placement Memorandum” shall mean offering materials prepared in accordance with Section 4 (including materials referred to therein or incorporated by reference therein, if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

~~6.14~~6.22	“Qualified Institutional Buyer” shall have the meaning assigned to that term in Rule 144A under the Securities Act.

~~6.15~~6.23	“Rule 144A” shall mean Rule 144A under the Securities Act.

~~6.16~~6.24	“SEC” shall mean the U.S. Securities and Exchange Commission.

~~6.17~~6.25	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

~~6.18~~6.26
“Subsidiary” ~~means~~shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

6.27
“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

7.	General
7.1
Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

7.3
The Issuer agrees that any suit, action or proceeding brought by the Issuer against the Dealer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes shall be brought solely in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan.  EACH OF THE DEALER AND THE ISSUER WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.4
This Agreement may be terminated, at any time, by the Issuer, upon one business day’s prior notice to such effect to the Dealer, or by the Dealer upon one business day’s prior notice to such effect to the Issuer.  Any such termination, however, shall not affect the obligations of the Issuer under Sections 3.7, 5 and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5
This Agreement is not assignable by either party hereto without the written consent of the other party; provided, however, with reasonably prompt notice to the Issuer, the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer.

7.6	This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.7
This Agreement is for the exclusive benefit of the parties hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

7.8
The Issuer acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Dealer, on the other, (ii) in connection therewith and with the process leading to such transaction the Dealer is acting solely as a principal and not the agent or fiduciary of the Issuer, (iii) the Dealer has not assumed an advisory or fiduciary responsibility in favor of the Issuer with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Dealer has advised or is currently advising the Issuer on other matters) or any other obligation to the Issuer except the obligations expressly set forth in this Agreement and (iv) the Issuer has consulted its own legal and financial advisors to the extent it deemed appropriate.  The Issuer agrees that it will not claim that the Dealer has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer, in connection with such transaction or the process leading thereto.

7.9
The parties hereto agree that the Issuer may, in accordance with the terms of this Section 7.9, from time to time replace the party which is then acting as Issuing and Paying Agent (the “Current Issuing and Paying Agent”) with another party (such other party, the “Replacement Issuing and Paying Agent”), and enter into an agreement with the Replacement Issuing and Paying Agent covering the provision of issuing and paying agency functions in respect of the Notes by the Replacement Issuing and Paying Agent (the “Replacement Issuing and Paying Agency Agreement”) (any such replacement, a “Replacement”).

Notwithstanding anything to the contrary herein, including without limitation Sections ~~6.8~~6.15 and ~~6.9~~6.16 hereof, from and after the effective date of any Replacement, except to the extent that the Issuing and Paying Agency Agreement provides that the Current Issuing and Paying Agent will continue to act in respect of Notes outstanding as of the effective date of such Replacement, the “Issuing and Paying Agent” for the Notes shall be deemed to be the Replacement Issuing and Paying Agent, all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agent, and all references to the “Issuing and Paying Agency Agreement” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agency Agreement.

From and after the effective date of any Replacement, the Issuer shall not issue any Notes hereunder unless and until the Dealer shall have received: (i) a copy of the executed Replacement Issuing and Paying Agency Agreement, (ii) a copy of the executed Letter of Representations among the Issuer, the Replacement Issuing and Paying Agent and DTC, (iii) a copy of the executed Master Note authenticated by the Replacement Issuing and Paying Agent and registered in the name of DTC or its nominee, (iv) an amendment or supplement to the Private Placement Memorandum describing the Replacement Issuing and Paying Agent as the Issuing and Paying Agent for the Notes, and reflecting any other changes thereto necessary in light of the Replacement so that the Private Placement Memorandum, as amended or supplemented, satisfies the requirements of this Agreement, and (v) a legal opinion of counsel to the Issuer, addressed to the Dealer, satisfactory in form and substance reasonably satisfactory to the Dealer, as to (a) the due authorization, delivery, validity and enforceability of Notes issued pursuant to the Replacement Issuing and Paying Agency Agreement, and (b) such other matters as the Dealer may reasonably request.

7.10	Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that:

(a) In the event that the Dealer is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Dealer of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Dealer is a Covered Entity and the Dealer, or a BHC Act Affiliate of the Dealer, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Becton, Dickinson and Company, as Issuer		[DEALER], as Dealer

By:	/s/ John Gallagher	By:
Name:	John Gallagher	Name:
Title:	Vice President, Corporate Finance	Title:

Dealer Agreement

Addendum

The following additional clauses shall apply to the Agreement and be deemed a part thereof.

1.	The other dealer referred to in clause (b) of Section 1.2 of the Agreement is [OTHER DEALERS].

2.	The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:

For the Issuer:

Address:  1 Becton Drive, Franklin Lakes, New Jersey 07417-1880
Attention:  Jeffrey S. Sherman, Senior Vice President and General Counsel
Telephone number:  (269) 385-9930

with a  copy to

Attention: Claire Mei
E-mail:  Claire_Mei@bd.com

For the Dealer:

[DEALER ADDRESS]

A-1

Exhibit A

Form of Legend for Private Placement Memorandum and Notes

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.  BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER AND THE NOTES, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A) AN INSTITUTIONAL INVESTOR THAT IS (1) AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”) AND (2) PURCHASING NOTES FOR (i) ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN ASSOCIATION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A.  BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A PLACEMENT AGENT DESIGNATED BY THE ISSUER AS A PLACEMENT AGENT FOR THE NOTES (COLLECTIVELY, THE “PLACEMENT AGENTS”), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN INSTITUTIONAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

Ex. A-1

Exhibit B

Further Provisions Relating to Indemnification

(a)
The Issuer agrees to reimburse each Indemnitee for all expenses (including reasonable fees and disbursements of internal and external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought under Section 5 of the Agreement (whether or not it is a party to any such proceedings).

(b)
Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer, notify the Issuer in writing of the existence thereof; provided that (i) the omission so to notify the Issuer will not relieve the Issuer from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by the Issuer of substantial rights and defenses, and (ii) the omission so to notify the Issuer will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this indemnity agreement.  In case any such Claim is made against any Indemnitee and it notifies the Issuer of the existence thereof, the Issuer will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided that if the defendants in any such Claim include both the Indemnitee and the Issuer, and the Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer, the Issuer shall not have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee.  Upon receipt of notice from the Issuer to such Indemnitee of the Issuer’s election so to assume the defense of such Claim and approval by the Indemnitee of counsel, the Issuer will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Issuer shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer has authorized in writing the employment of counsel for the Indemnitee.  The indemnity, reimbursement and contribution obligations of the Issuer hereunder shall be in addition to any other liability the Issuer may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer and any Indemnitee.  The Issuer agrees that without the Dealer’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such Claim), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnitee from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnitee.

Ex. B-1

Exhibit C

Statement of Terms for Interest – Bearing Commercial Paper Notes of Becton, Dickinson and Company

THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC [PRICING] [PRIVATE PLACEMENT MEMORANDUM] SUPPLEMENT (THE “SUPPLEMENT”) (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.

1.  General.  (a)  The obligations of the Issuer to which these terms apply (each a “Note”) are represented by one or more Master Notes (each, a “Master Note”) issued in the name of (or of a nominee for) The Depository Trust Company (“DTC”), which Master Note includes the terms and provisions for the Issuer’s Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in the Master Note.

(b)  “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City ~~and, with respect to LIBOR Notes (as defined below) is also a London Business Day.  “London Business Day” means, a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.~~.

2.  Interest.  (a)  Each Note will bear interest at a fixed rate (a “Fixed Rate Note”) or at a floating rate (a “Floating Rate Note”).

(b)  The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the “Issue Date”); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note.  “Original Issue Discount Note” means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an “Original Issue Discount Note”.

(c)  Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment.  Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an “Interest Payment Date” for a Fixed Rate Note) and on the Maturity Date (as defined below).  Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Ex. C-1

If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

(d)  The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a “Base Rate”) plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the “Spread”), if any, and/or multiplied by a certain percentage (the “Spread Multiplier”), if any, until the principal thereof is paid or made available for payment.  The Supplement will designate which of the following Base Rates is applicable to the related Floating Rate Note: (a) the CD Rate (a “CD Rate Note”), (b) the Commercial Paper Rate (a “Commercial Paper Rate Note”), (c) the Federal Funds Rate (a “Federal Funds Rate Note”), (d) ~~LIBOR (a “LIBOR Note”), (e)~~ the Prime Rate (a “Prime Rate Note”), (~~f~~e) the Treasury Rate (a “Treasury Rate Note”) or (~~g~~f) such other Base Rate as may be specified in such Supplement.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the “Interest Reset Period”).  The date or dates on which interest will be reset (each an “Interest Reset Date”) will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement.  If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day~~, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day~~. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the “Interest Payment Period”) and on the Maturity Date.  Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each an “Interest Payment Date” for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement.  In addition, the Maturity Date will also be an Interest Payment Date.

If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day~~, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day~~.  If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.
Ex. C-2

Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date.  On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date.  Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor.  This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated.  The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate~~, LIBOR~~  or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate is the Treasury Rate.  The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.

The “Interest Determination Date” where the Base Rate is the CD Rate or the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date.  The Interest Determination Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date.  The Interest Determination Date where the Base Rate is ~~LIBOR will be the second London Business Day next preceding an Interest Reset Date.  The Interest Determination Date where the Base Rate is~~ the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned.  Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday.  If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

The “Index Maturity” is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.

The “Calculation Date,” where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.

All times referred to herein reflect New York City time, unless otherwise specified.

The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the “Calculation Agent”) with respect to the Floating Rate Notes.  The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.

All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards.  For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655).  All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

Ex. C-3

CD Rate Notes

“CD Rate” means the rate on any Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity as published in the source specified in the Supplement.

If the above rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date published under the caption specified in the Supplement in another recognized electronic source used for the purpose of displaying the applicable rate.

If such rate is not published in either the source specified on the Supplement or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date of three leading nonbank dealers1 in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity in the denomination of $5,000,000.

If fewer than the three dealers selected by the Calculation Agent are quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date.

Commercial Paper Rate Notes

“Commercial Paper Rate” means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published by the Board of Governors of the Federal Reserve System (“FRB”) in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the FRB (“H.15(519)”) under the heading “Commercial Paper-[Financial][Nonfinancial]”.

If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity published in the daily update of H.15(519), available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/Update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate (“H.15 Daily Update”) under the heading “Commercial Paper-[Financial][Nonfinancial]”.

If by 3:00 p.m. on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest Determination Date of three leading dealers of U.S. dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

1 Such nonbank dealers referred to in this Statement of Terms may include affiliates of the Dealer.

Ex. C-4

If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such

Interest Determination Date.

“Money Market Yield” will be a yield calculated in accordance with the following formula:

D x 360
Money Market Yield =		x 100

360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

“Federal Funds Rate” means the rate on any Interest Determination Date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” and displayed on Reuters Page (as defined below) FEDFUNDS1 (or any other page as may replace the specified page on that service) (“Reuters Page FEDFUNDS1”) under the heading EFFECT.

If the above rate does not appear on Reuters Page FEDFUNDS1or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds/(Effective)”.

If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.

If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.

“Reuters Page” means the display on the Reuters 3000 Xtra Service, or any successor service, on the page or pages specified in this Statement of Terms or the Supplement, or any replacement page on that service.

~~LIBOR Notes~~

~~The London Interbank offered rate (“LIBOR”) means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars having the Index Maturity that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date.~~

Ex. C-5

~~If no rate appears, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the Calculation Agent for a term equal to the Index Maturity and in principal amount equal to an amount that in the Calculation Agent’s judgment is representative for a single transaction in U.S. dollars in such market at such time (a “Representative Amount”).  The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate.  If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations.  If fewer than two quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, for a term equal to the Index Maturity and in a Representative Amount; provided, however, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then existing LIBOR rate will remain in effect for such Interest Payment Period.~~

~~“Designated LIBOR Page” means the display on the Reuters 3000 Xtra Service (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks.~~

Prime Rate Notes

“Prime Rate” means the rate on any Interest Determination Date as published in H.15(519) under the heading “Bank Prime Loan”.

If the above rate is not published in H.15(519) prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption “Bank Prime Loan”.

If the rate is not published prior to 3:00 p.m. on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank’s prime rate or base lending rate as of 11:00 a.m., on that Interest Determination Date.

If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.

If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

“Reuters Screen US PRIME1 Page” means the display designated as page “US PRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Ex. C-6

Treasury Rate Notes

“Treasury Rate” means:

(1) the rate from the auction held on the Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the Supplement under the caption “INVEST RATE” on the display on the Reuters Page designated as USAUCTION10 (or any other page as may replace that page on that service) or the Reuters Page designated as USAUCTION11 (or any other page as may replace that page on that service), or

(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the  Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or

(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D x N
Bond Equivalent Yield =		x 100

360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

Ex. C-7

3.  Final Maturity.  The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 397 days from the date of issuance.  On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of such Note, together with accrued and unpaid interest thereon, will be immediately due and payable.

4.  Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” with respect to a Note:  (i) default in any payment of principal of or interest on such Note (including on a redemption thereof); (ii) the Issuer makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally; (iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or (iv) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or make any general assignment for the benefit of creditors.  Upon the occurrence of an Event of Default, the principal of such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable.2

5.  Obligation Absolute.  No provision of the Issuing and Paying Agency Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.

6.  Supplement.  Any term contained in the Supplement shall supersede any conflicting term contained herein.

2 Unlike single payment notes, where a default arises only at the stated maturity, interest-bearing notes with multiple payment dates should contain a default provision permitting acceleration of the maturity if the Issuer defaults on an interest payment.

Ex. C-8

 Exhibit D

Master Note

[See attached]

Exhibit E

Notification Letter for an Increase in the Maximum Amount

To:          [Dealer]

cc:          [Issuing and Paying Agent]

[Date]

RE:  U.S.$[current size of program] Commercial Paper Program

Dear Sirs,

We refer to the Commercial Paper Dealer Agreement, dated as of [DATE] (as amended, the “Dealer Agreement”) between Becton, Dickinson and Company, as issuer, and  [Dealer], as dealer, relating to a U.S.$[current size of program] commercial paper program (the “Program”). Terms used but not defined in this letter shall have the meanings assigned to such terms in the Dealer Agreement.

In accordance with Section 1.4 of the Dealer Agreement, we hereby notify you that the Maximum Amount is to be increased from U.S.$[current size of program] to U.S.$[size of program after giving effect to increase], with effect on [date that is at least 10 days following date of letter], subject to delivery to you and the Issuing and Paying Agent of the following documents (to the extent applicable):

(a)
a certificate from a duly authorized officer of the Issuer confirming that no changes have been made to the constitutional or organizational documents of the Issuer since the date a certified copy thereof was most recently delivered to the Dealer or, if there has been such a change, a certified copy of the constitutional or organizational documents currently in force;

(b)	certified copies of all documents evidencing the internal authorization and approval required for such an increase in the Maximum Amount;

(c)
legal opinions reasonably satisfactory to the Dealer from internal or external counsel of the Issuer as to (i) the due authorization, validity and enforceability of the Notes issued pursuant to the Issuing and Paying Agency Agreement, and (ii) such other matters as the Dealer may reasonably request, in each case after giving effect to the increase in the Maximum Amount;

(d)
a certificate setting forth the names, titles and specimen signatures of the persons authorized to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Maximum Amount to the extent such persons are different than those set forth in prior certificates delivered by the Issuer;

(e)
evidence from each nationally recognized statistical rating organization providing a rating of the Notes either (A) that such rating has been confirmed after giving effect to the increase in the Maximum Amount or (B) setting forth any change in the rating of the Notes after giving effect to the increase in the Maximum Amount;

(f)	an updated or supplemental Private Placement Memorandum reflecting the increase in the Maximum Amount of the Program; and

(g)	such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

Yours faithfully,

BECTON, DICKINSON AND COMPANY

By:
Name:
Title: